Filed Pursuant to Rule 433

Registration No. 333-180488

Subject to Completion

Preliminary Term Sheet dated May 31, 2012

The notes are being issued by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factor” on page TS-5 of this term sheet and beginning on page S-9 of product supplement FX-STEP UP-3.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1) (2)	$10.000	$
Underwriting discount (1) (2)	$0.175	$
Proceeds, before expenses, to BAC	$9.825	$

(1)

For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.95 per unit and $0.125 per unit, respectively.

(2)

For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.825 per unit and $0.00 per unit, respectively.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

June     , 2012

Units

$10 principal amount per unit

CUSIP No.

Pricing Date* June     , 2012

Settlement Date* July     , 2012

Maturity Date* July     , 2013

*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Currency-Linked Step Up Notes

Maturity of approximately one year

The notes are linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure (the “Exchange Rate Measure”), which represents a long position in the Indian rupee relative to the U.S. dollar

If the Exchange Rate Measure is flat or increases up to the Step Up Value, a return of [11% to 17%]

If the Exchange Rate Measure increases above the Step Up Value, a return equal to the percentage increase in the Exchange Rate Measure

1-to-1 downside exposure to decreases in the Exchange Rate Measure, with up to 100% of your principal at risk.

All payments at maturity subject to the credit risk of Bank of America Corporation

No periodic interest payments

Limited secondary market liquidity, with no exchange listing

Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due July , 2013

Summary

The Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due July    , 2013 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The notes are linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure (the “Exchange Rate Measure”), which tracks the value of an investment in the Indian rupee, based on the exchange rate of the Indian rupee relative to the U.S. dollar (the “Exchange Rate”). The value of the Exchange Rate Measure will increase when the value of the Indian rupee strengthens against the U.S. dollar. The value of the Exchange Rate Measure will decrease when the value of the Indian rupee weakens against the U.S. dollar.

The notes provide you with a Step Up Payment if the Ending Value (as determined below) of the Exchange Rate Measure is equal to or greater than the Starting Value, but is not greater than the Step Up Value. If the Ending Value is greater than the Step Up Value, you will participate on a 1-for-1 basis in the increase in the level of the Exchange Rate Measure above the Starting Value. If the Ending Value is less than the Starting Value, you will lose up to 100% of the principal amount of your notes.

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-866-500-5408:

▪	Product supplement FX-STEP UP-3 dated April 3, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512146679/d327908d424b5.htm

▪	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement FX-STEP UP-3. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately one year
Exchange Rate Measure:	The Indian Rupee/U.S. Dollar Exchange Rate Measure, which tracks the value of an investment in the Indian rupee, based on the exchange rate of the Indian rupee relative to the U.S. dollar.
Initial Exchange Rate:	The Initial Exchange Rate will be determined on the pricing date, in the manner and subject to postponement as described on page TS-6.
Starting Value:	The Starting Value of the Exchange Rate Measure will be set to 100 on the pricing date.
Ending Value:

The value of the Exchange Rate Measure on the calculation day, calculated based upon the Exchange Rate for the Indian rupee relative to the U.S dollar on that day, as described on page TS-6 under “The Exchange Rate Measure.” If it is determined that the scheduled calculation day is not a business day, or if the Exchange Rate is not quoted on the scheduled calculation day, the Ending Value will be determined as more fully described on page TS-6.

Step Up Value:	[111% to 117%] of the Starting Value. The actual Step Up Value will be determined on the pricing date.
Step Up Payment:	[$1.10 to $1.70] per unit, which represents a return of [11% to 17%] over the Original Offering Price. The actual Step Up Payment will be determined on the pricing date.
Calculation Day:	The fifth scheduled business day immediately preceding the maturity date.
Calculation Agent:	Merrill Lynch Capital Services, Inc., a subsidiary of BAC.
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.175 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-10.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Currency-Linked Step Up Notes	TS-2

Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due July , 2013

Investor Considerations

You may wish to consider an investment in the notes if:

▪

You anticipate that the Exchange Rate Measure will increase from the Starting Value to the Ending Value. In other words, you anticipate that the Indian rupee will strengthen relative to the U.S. dollar.

▪	You are willing to risk a loss of up to 100% principal and return if the Exchange Rate Measure decreases from the Starting Value to the Ending Value.

▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, and the fees charged on the notes, as described on page TS-2.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the Exchange Rate Measure will decrease from the Starting Value to the Ending Value. In other words, you anticipate that the Indian rupee will weaken relative to the U.S. dollar.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Hypothetical Payout Profile

The graph below is based on hypothetical numbers and values.

This graph reflects the returns on the notes, based on a Step Up Payment of $1.40 (the midpoint of the Step Up Payment range of [$1.10 to $1.70]), and a Step Up Value of 114% of the Starting Value (the midpoint of the Step Up Value range of [111% to 117%]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Exchange Rate Measure.

This graph has been prepared for purposes of illustration only.

Currency-Linked Step Up Notes	TS-3

Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due July , 2013

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, Step Up Value, Step Up Payment and the term of your investment.

The following table is based on the Starting Value of 100, a Step Up Value of 114, and a Step Up Payment of $1.40 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
50.00		-50.00%	$5.00		-50.00%
60.00		-40.00%	$6.00		-40.00%
70.00		-30.00%	$7.00		-30.00%
80.00		-20.00%	$8.00		-20.00%
85.00		-15.00%	$8.50		-15.00%
90.00		-10.00%	$9.00		-10.00%
95.00		-5.00%	$9.50		-5.00%
100.00	(1)	0.00%	$11.40	(2)	14.00%
102.00		2.00%	$11.40		14.00%
105.00		5.00%	$11.40		14.00%
110.00		10.00%	$11.40		14.00%
114.00	(3)	14.00%	$11.40		14.00%
120.00		20.00%	$12.00		20.00%
130.00		30.00%	$13.00		30.00%
140.00		40.00%	$14.00		40.00%
150.00		50.00%	$15.00		50.00%

(1)	The Starting Value will be set to 100.00 on the pricing date.

(2)	This amount represents the sum of the Original Offering Price and the hypothetical Step Up Payment of $1.40.

(3)	This is the hypothetical Step Up Value.

For recent actual levels of the Exchange Rate Measure, see “The Exchange Rate Measure” section below. All payments on the notes are subject to issuer credit risk.

Redemption Amount Calculation Examples

Example 1

The Ending Value is 75.00, or 75.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	75.00

$10 +	[	$10 ×	(75.00 – 100.00)	]	= $7.50	Redemption Amount per unit
100.00

Example 2

The Ending Value is 110.00, or 110.00% of the Starting Value:

Starting Value:	100.00
Step Up Value:	114.00
Ending Value:	110.00

$10.00 + $1.40 = $11.40	Redemption Amount per unit, the Original Offering Price plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value, but less than the Step Up Value.

Example 3

The Ending Value is 150.00, or 150.00% of the Starting Value:

Starting Value:	100.00
Step Up Value:	114.00
Ending Value:	150.00

$10 +	[	$10 ×	(150.00 – 100.00)	]	= $15.00	Redemption Amount per unit
100.00

Currency-Linked Step Up Notes	TS-4

Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due July , 2013

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-9 of product supplement FX- STEP UP-3, page S-5 of the MTN prospectus supplement, and page 8 of the prospectus identified above under “Summary.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Exchange Rate Measure measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield you could earn by owning a conventional debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes due to, among other things, the inclusion of fees charged for developing, hedging and distributing the notes, as described on page TS-10 and various credit, market and economic factors that interrelate in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪

Our business activities as a full service financial institution, including our commercial and investment banking activities, our hedging and trading activities and any hedging and trading activities we engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The return on the notes depends on the Exchange Rate Measure, which is affected by many complex factors outside of our control.

▪	The Exchange Rate Measure could be affected by the actions of the governments of India and the United States.

▪	Even though currencies trade around-the-clock, the notes will not trade around-the-clock, and the prevailing market prices for the notes may not reflect the current Exchange Rate.

▪	Suspensions or disruptions of market trading in the Indian rupee and the U.S. dollar may adversely affect the value of the notes.

▪	The notes are payable only in U.S. dollars and you will have no right to receive any payments in Indian rupees.

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “U.S. Federal Income Tax Summary” below.

Additional Risk Factor

Your Investment May Result in a Loss of Up to 100% of the Principal Amount at Maturity.

There is no fixed repayment amount of principal on the notes at maturity. If the Ending Value is less than the Starting Value, then the Redemption Amount will be an amount in cash that reflects that decline and it will be less than the Original Offering Price of your notes. As a result, depending on the performance of the Exchange Rate Measure, you may lose up to 100% of your investment.

Currency-Linked Step Up Notes	TS-5

Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due July , 2013

The Exchange Rate Measure

The notes are designed to allow investors to participate in the movements of the Exchange Rate Measure. The Exchange Rate Measure is designed to track the value of an investment in the Indian rupee, based on the Exchange Rate. The notes provide upside participation at maturity if the value of the Exchange Rate Measure increases (that is, the Indian rupee strengthens relative to the U.S. dollar) from the Starting Value to the Ending Value.

The Exchange Rate is expressed as the number of Indian rupees for which one U.S. dollar can be exchanged. Accordingly, an increase in the Exchange Rate means that the Indian rupee has weakened relative to the U.S. dollar; a decrease in the Exchange Rate means that the Indian rupee has strengthened relative to the U.S. dollar.

If investing in the notes, investors should be of the view that the value of the Exchange Rate Measure will increase from the Starting Value to the Ending Value (that is, the Indian rupee will strengthen relative to the U.S. dollar from the Initial Exchange Rate to the Final Exchange Rate).

The Initial Exchange Rate and the Final Exchange Rate will be the number of Indian rupees for which one U.S. dollar can be exchanged, as reported by Reuters Group PLC (“Reuters”) on page RBIB, or any substitute page thereto, under USD, at approximately 12:30 p.m. in Mumbai, India, on the pricing date or calculation day, as applicable.

If the following events occur (each, a “Non-Publication Event”):

▪	the Exchange Rate is not quoted on the applicable page indicated above on the pricing date (for purposes of determining the Initial Exchange Rate); or

▪

the calculation agent determines that the scheduled calculation day is not a business day by reason of an extraordinary event, occurrence, declaration, or otherwise, or the Exchange Rate is not quoted on the page indicated above on the scheduled calculation day (for purposes of determining the Final Exchange Rate), then the calculation agent will determine the Initial Exchange Rate or the Final Exchange Rate, as applicable, on the next applicable business day on which the Exchange Rate is so quoted.

However, in no event will the determination of the Exchange Rate be postponed to a date (the “final determination date”) that is later than the close of business in New York, New York on the second scheduled business day following the pricing date (for purposes of determining the Initial Exchange Rate) or the close of business in New York, New York on the second scheduled business day prior to the maturity date (for purposes of determining the Final Exchange Rate).

If, following a Non-Publication Event and postponement as described above, the Exchange Rate remains not quoted on the final determination date, the Initial Exchange Rate or the Final Exchange Rate, as applicable, will nevertheless be determined on the final determination date. The calculation agent, in its sole discretion, will determine the Initial Exchange Rate or the Final Exchange Rate on the applicable final determination date in a manner which the calculation agent considers commercially reasonable under the circumstances. In making its determination, the calculation agent may take into account spot quotations for the Exchange Rate and any other information that it deems relevant.

The final term sheet will set forth the Initial Exchange Rate and a brief statement of the facts relating to the determination of the Initial Exchange Rate as a result of a Non-Publication Event on the pricing date, if any.

The Starting Value will be set to 100 on the pricing date.

The Ending Value will equal the value of the Exchange Rate Measure on the calculation day.

The value of the Exchange Rate Measure on the calculation day will equal:

$100 +	[	$100 ×	(	Initial Exchange Rate - Final Exchange Rate	)	]
Final Exchange Rate

Any strengthening of the Indian rupee relative to the U.S. dollar will result in an increase in the Ending Value, while any weakening of the Indian rupee relative to the U.S. dollar will result in a decrease in the Ending Value.

The “Initial Exchange Rate” will be determined on the pricing date, subject to postponement as described above.

The “Final Exchange Rate” will be determined on the calculation day, subject to postponement as described above.

Currency-Linked Step Up Notes	TS-6

Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due July , 2013

Hypothetical Calculations of the Ending Value

Set forth below are two examples of hypothetical Ending Value calculations (rounded to two decimal places), based on a hypothetical Initial Exchange Rate of 56.2325, based on the Exchange Rate as reported on Bloomberg L.P. on May 30, 2012, and assuming hypothetical Final Exchange Rates as follows.

Example 1:

Hypothetical Initial Exchange Rate:	56.2325
Hypothetical Final Exchange Rate:	67.4790

 The hypothetical Ending Value would be 83.333, determined as follows:

Ending Value = $100 +	[	$100 ×	(56.2325 – 67.4790)	]	= $83.33
67.4790

Example 2:

Hypothetical Initial Exchange Rate:	56.2325
Hypothetical Final Exchange Rate:	50.8904

 The hypothetical Ending Value would be 110.50, determined as follows:

Ending Value = $100 +	[	$100 ×	(56.2325 – 50.8904)	]	= $110.50
50.8904

Currency-Linked Step Up Notes	TS-7

Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due July , 2013

Historical Data on the Exchange Rates

The following table sets forth the high and low daily Exchange Rate from the first quarter of 2007 through May 17, 2012. These rates were obtained from publicly available information on Bloomberg L.P. These exchange rates should not be taken as an indication of the future performance of the Exchange Rate Measure, or as an indication of whether, or to what extent, the Ending Value will be greater than the Starting Value. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

As described above, the Exchange Rate is expressed as the number of Indian rupees for which one U.S. dollar can be exchanged. As a result, the “High” values represent the strongest the U.S. dollar was relative to the Indian rupee for the given quarter, while the “Low” values represent the weakest the U.S. dollar was relative to the Indian rupee for the given quarter.

On May 30, 2012, the Exchange Rate was 56.2325 Indian rupees per U.S. dollar. The Initial Exchange Rate will be determined by the calculation agent on the pricing date.

	High	Low
2007
First Quarter	44.6575	43.0350
Second Quarter	43.1450	40.4900
Third Quarter	41.3162	39.7035
Fourth Quarter	39.9000	39.2775

2008
First Quarter	40.7300	39.2650
Second Quarter	43.0400	39.7650
Third Quarter	46.9550	42.0637
Fourth Quarter	50.2900	46.6100

2009
First Quarter	51.9700	48.2550
Second Quarter	50.5200	46.9475
Third Quarter	49.0825	47.5175
Fourth Quarter	47.7550	46.0912

2010
First Quarter	46.8112	44.9175
Second Quarter	47.6963	44.2938
Third Quarter	47.3638	44.9450
Fourth Quarter	45.9350	44.1050

2011
First Quarter	45.9050	44.5850
Second Quarter	45.3325	44.0769
Third Quarter )	49.5750	44.0756
Fourth Quarter	53.7150	48.6950

2012
First Quarter	53.3075	48.6950
Second Quarter (through May 17, 2012)	56.2325	50.7150

Currency-Linked Step Up Notes	TS-8

Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due July , 2013

The following graph sets forth the monthly historical values of the Exchange Rate Measure from January 1, 2007 through April 30, 2012 based upon historical Exchange Rates as of the end of each month. For purposes of this graph, the value of the Exchange Rate Measure was set to 100 as of December 31, 2006 and the value of the Exchange Rate Measure as of the end of each month is based upon the Ending Value as of the end of that month, calculated as described in the section “The Exchange Rate Measure” above. This historical data on the Exchange Rate as reported by Bloomberg L.P. is not necessarily indicative of the future performance of the Exchange Rate or the Exchange Rate Measure or what the value of the notes may be. Any historical upward or downward trend in the value of the Exchange Rate Measure during any period set forth below is not an indication that the Ending Value will be greater than the Starting Value.

Currency-Linked Step Up Notes	TS-9

Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due July , 2013

Supplement to the Plan of Distribution

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

Role of MLPF&S and Conflicts of Interest

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit, reflecting an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with MLPF&S or another of our affiliates.

All charges related to the notes, including the underwriting discount and the hedging related costs and charges, reduce the economic terms of the notes. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors — General Risks Relating to the Notes” beginning on page S-9 and “Use of Proceeds” on page S-17 of product supplement FX-STEP UP-3.

Currency-Linked Step Up Notes	TS-10

Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due July , 2013

U.S Federal Income Tax Summary

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes supplements the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement, supersedes the discussion under “U.S. Federal Income Tax Summary” in the accompanying product supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that will purchase the notes upon original issuance at the public offering price and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. Pursuant to Revenue Ruling 2008-1, we intend to treat the notes as contingent short-term debt instruments denominated in Indian Rupee for U.S. federal income tax purposes. The balance of this discussion assumes that this characterization is proper and will be respected. You should be aware, however, that the IRS is not bound by our characterization of the notes as indebtedness and the IRS could possibly take a different position as to the proper characterization of the notes for U.S. federal income tax purposes. If the notes are not in fact treated as debt instruments for U.S. federal income tax purposes, then the U.S. federal income tax treatment of the acquisition, ownership, and disposition of the notes could differ materially from the treatment discussed below with the result that the timing and character of income, gain, or loss recognized in respect of the notes could differ materially from the timing and character of income, gain, or loss recognized in respect of the notes had the notes in fact been treated as debt instruments for U.S. federal income tax purposes.

U.S. Holders

Although the U.S. federal income tax treatment of the Step Up Payment on the notes is uncertain, we intend to take the position, and the following discussion assumes, that a U.S. Holder who receives a Step Up Payment will recognize taxable ordinary income in an amount equal to the Step Up Payment at the time such payment is received or accrued in accordance with the U.S. Holder’s regular method of accounting.

Upon the sale, exchange or maturity of a note (other than receiving a Step Up Payment, which is treated as described in the preceding paragraph), a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or maturity and the adjusted tax basis in the note. The adjusted tax basis in a note will equal the U.S. dollar amount paid for the note. Gain or loss recognized upon the sale, exchange or maturity of a note generally will be short-term capital gain or loss, except to the extent it is attributable to changes in the Exchange Rate Measure, in which case such gain or loss will generally be treated as foreign currency exchange gain or loss. Foreign currency exchange gain or loss will be treated as ordinary income or loss. As a result, upon maturity of a note, if the Ending Value of the Exchange Rate Measure is greater than the Step Up Value, a U.S. Holder’s gain will generally be ordinary income and if the Ending Value of the Exchange Rate Measure is less than the Starting Value, a U.S. Holder’s loss will generally be ordinary loss. Absent a future clarification in current law (by administrative determination, judicial ruling or otherwise), we intend to report any payments upon a sale or exchange of the notes prior to maturity entirely as gross proceeds.

Non-U.S. Holders

Please see the discussion under “U.S. Federal Income Tax Considerations — Taxation of Debt Securities — Consequences to Non-U.S. Holders” in the accompanying prospectus for the material U.S. federal income tax consequences that will apply to Non-U.S. Holders of the notes.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.

Currency-Linked Step Up Notes	TS-11

Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due July , 2013

Reportable Transactions

Please see the discussion under “U.S. Federal Income Tax Considerations — Reportable Transactions” in the accompanying prospectus for a description of the applicability of the reportable transaction rules with respect to the notes. For purposes of that discussion, any foreign currency exchange loss recognized by a holder with respect to the notes should generally be treated as a loss resulting from a “Section 988 transaction”. Investors should consult their own tax advisors concerning any possible disclosure obligation they may have with respect to their investment in the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

Currency-Linked Step Up Notes	TS-12